INDEPENDENT AUDITORS' CONSENT




To the Board of Directors and Stockholders
NFO Research, Inc.
Greenwich, Connecticut

We consent to the incorporation by reference in this Registration Statement Nos. 33-73516, 33-83002 and 33-91936 of NFO Research, Inc. on Forms S-8 of our report dated February 17, 1995, appearing in this Annual Report on Form 10-K of NFO Research, Inc. for the year ended December 31,1996.



/s/ DELOITTE & TOUCHE LLP
-------------------------
Ann Arbor, Michigan
March 28, 1997